Exhibit 10.5

FMC Corporation Salaried Employees’ Equivalent Retirement Plan

(As amended and restated effective as of January 1, 2009)

Section 1. Establishment and Purposes of the Plan. The FMC Salaried Employees’ Equivalent Retirement Plan (the “Plan”) was established effective January 1, 1976 by FMC Corporation, a Delaware corporation (“Company”). The purpose of the Plan is to provide employees of the Company and its affiliated companies that have adopted the Plan (collectively, the “Employer”) with the retirement benefits they would have received under Part I - Salaried and Non-Union Hourly Employees’ Retirement Plan of the FMC Corporation Employees’ Retirement Program (the “Salaried Retirement Plan”), but for the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and but for the fact that amounts an employee defers under the FMC Corporation Non-Qualified Savings and Investment Plan are not pensionable earnings under the Salaried Retirement Plan. The Plan is now being amended and restated, effective as of January 1, 2009 in order to comply with Section 409A of the Code.

Section 2. Participants. An employee of any Employer who is an active participant in the Salaried Retirement Plan will become a “Participant” in the Plan on the day he or she becomes entitled to an Excess Benefit under Section 3 of the Plan. Once an individual is a Participant, he or she will remain a Participant until his or her entire Excess Benefit, if any, has been paid.

Section 3. Excess Benefit. Each employee of an Employer who is an active participant in the Salaried Retirement Plan will be entitled to receive an “Excess Benefit” under this Plan equal to the amount, if any, by which his or her accrued benefit under the Salaried Retirement Plan would be reduced for items (a) through (c) below if such benefit under the Salaried Retirement Plan were to commence on the Benefit Payment Date (as defined in Section 6 herein):

(a)	to comply with the limitations of Section 415 of the Code;

(b)	because his or her pensionable earnings exceed the annual compensation limit under Section 401(a)(17) of the Code, as adjusted (for 2009, $245,000); and

(c)	because deferred compensation is not included in the definition of pensionable earnings under the Salaried Retirement Plan.

Section 4. Funding. Neither the Company nor any Employer is required to segregate on its books or elsewhere any amount to be used to pay Excess Benefits, and no accounts will be maintained for Participants under the Plan. This Plan will be unfunded, and Plan benefits will be payable only from the general assets of the Company or any Employer. Each Participant has only the rights of an unsecured creditor of the Company or any Employer, as to his or her Excess Benefit.

Section 5. Establishment of Trust. The Company may, in its sole discretion, establish a domestic grantor trust in order to accumulate assets to pay Plan obligations. The assets and income of any trust established under this Plan will be subject to the claims of the Company’s creditors (and those of any Employer, but only to the extent they are attributable to the contributions of such Employer or required by law) in the event of the Company’s (or any Employer’s) bankruptcy or insolvency, and the trust document will specifically contain language to that effect, and language specifying the mandatory procedure for the Company to notify the trustee of bankruptcy or insolvency. The establishment or maintenance of a domestic trust will not affect the Company’s (or any Employer’s) liability to pay Plan benefits, except as and to the extent amounts from the trust are actually used to pay a Participant’s Plan benefits. If the Company does establish a trust under the Plan, the Company will determine how much will be contributed to the trust and when, and trust assets will be invested in accordance with the terms of the trust.

A Participant will have no direct or secured claim in any asset of the trust, or in specific assets of the Company or any Employer, and will have the status of a general unsecured creditor for any amounts due under this Plan.

Section 6. Payment of Excess Benefit.

(a)

Time of Payment. A Participant’s Excess Benefit will be paid on the first day of the month following the later of (i) the date that the Participant has a Separation from Service and (ii) the date the Participant attains age 55 (the “Benefit Payment Date”); provided that if a Participant’s Benefit Payment Date is the first day of the month following the Participant’s Separation from Service (because the Participant Separated from Service after attaining age 55), the payment shall be deferred and made on the first day of the seventh month following the Participant’s Separation from Service (the “Deferred Payment Date”) and the Participant shall receive on the Deferred Payment Date an amount equal to the Participant’s Excess Benefit plus interest that accrues on the Participant’s Excess Benefit between the Benefit Payment Date and the Deferred Payment Date. Simple interest shall be credited during the deferral period at one half of the annual rate specified in Section 6(b). In the event that a Participant’s Benefit Payment Date is the first day of the month following the date that the Participant attains age 55 (because the Participant attained age 55 after Separating from Service), payment will be made as soon as practicable after the Benefit Payment Date, but in no event more than 90 days after the Benefit Payment Date. Notwithstanding the foregoing, in the event that a Participant had a Separation from Service before January 1, 2009 and attained age 55 prior to January 1, 2009, and such Participant’s benefit has not already been paid, then (i) if the Participant Separated from Service on or after July 1, 2008 and the Participant had attained age 55 prior to July 1, 2008, then the Benefit Payment Date for such Participant shall be the date that is the first day of the seventh month following the

Participant’s Separation from Service; (ii) in all other cases, the Participant’s Benefit Payment Date shall be January 1, 2009 or as soon as practicable after such date, but in no event later than 90 days after such date.

(b)	Form of Payment. A Participant’s Excess Benefit will be paid in a lump sum, the value of which will be determined using the Participant’s age as of his or her Benefit Payment Date and reflecting the following assumptions: (i) the annual interest rate on 30-year Treasury securities for the November preceding the Plan Year that contains the Benefit Payment Date (or such other interest rate as determined by the Committee from time to time in its sole discretion) and (ii) the applicable mortality table prescribed under Section 417(e)(3) of the Code for the Plan Year that contains the Benefit Payment Date, as published by the IRS.

(c)	Separation from Service. “Separation from Service” or “Separating from Service” shall mean the Participant’s termination of employment with the Company, its subsidiaries and with each member of the controlled group (within the meaning of Section 414 of the Code) of which the Company is a member. A Participant will not be treated as having a Separation from Service during any period the Participant’s employment relationship continues, such as a result of a leave of absence, and whether a Separation from Service has occurred shall be determined by the Vice President, Human Resources of the Company (on a basis consistent with rules under Section 409A of the Code) after consideration of all the facts and circumstances.

Section 7. Beneficiaries. A Participant’s beneficiary under this Plan will be the same person or persons as his or her beneficiary under the Salaried Retirement Plan.

Section 8. Administration of the Plan. This Plan will be administered by the FMC Corporation Compensation and Organization Committee (the “Committee”). The Committee has all necessary power to administer the Plan, including the authority and duty to interpret and apply the Plan’s terms, adopt any rules or regulations the Committee deems necessary or desirable to operate the Plan, make whatever determinations are permitted or required to maintain or administer the Plan and take any other actions that prove necessary to administer the Plan properly, in accordance with its terms. Any decision of the Committee as to any matter within its authority will be final, binding and conclusive upon the Company, each Employer, and each Participant, former Participant, beneficiary or other person claiming under or through any Participant or beneficiary. An action of the Committee regarding a particular Participant will not be binding on the Committee regarding an action to be taken as to any other Participant. A member of the Committee may be a Participant, but he or she may not participate in any decision that directly affects his or her rights under the Plan, or the computation of his or her Excess Benefit. Each determination required or permitted under the Plan will be made by the Committee in its sole and absolute discretion. The Committee may delegate some or all of its Plan duties or responsibilities.

Section 9. Amendment and Termination. The Company may amend or terminate the Plan by action of its Board of Directors, or by action of an officer or Company employee or committee authorized by the Company’s Board of Directors to amend the Plan. Any Employer may terminate its participation in the Plan at any time by appropriate action, in its discretion. The Plan will automatically terminate as to any Employer upon termination of the Employer’s participation in the Salaried Retirement Plan. Notwithstanding the foregoing, no Plan amendment or termination may adversely affect the right of a Participant (or of his or her beneficiary) to a benefit accrued under this Plan before the date the amendment is adopted or effective, whichever is later.

Section 10. Employment. Nothing in this Plan will be deemed to give any person the right to remain in the employ of the Company, any Employer or any of its affiliates, or affect the right of the Company, any Employer or any of its affiliates to terminate or change the terms of any Participant’s employment, with or without cause. By accepting any payment under this Plan, each Participant, former Participant and designated beneficiary and each person claiming under or through a Participant, former Participant or designated beneficiary, is conclusively bound by any action or decision taken or made under the Plan by the Committee, the Company or any Employer.

Section 11. Withholding for Taxes. Notwithstanding anything contained in this Plan to the contrary, any Employer will withhold from any distribution or deferral under the Plan whatever amount or amounts it reasonably believes is required to be withheld to comply with the tax withholding provisions of the Code or any state income tax act for purposes of paying any income, estate, inheritance, employment or other tax attributable to any amounts distributable under the Plan.

Section 12. Immunity of Committee Members. The members of the Committee may rely upon any information, report or opinion supplied to them by any officer of an Employer or any legal counsel, independent public accountant or actuary, and will be fully protected in relying on any such information, report or opinion. No member of the Committee will have any liability to the Company, any Employer or any Participant, former Participant, beneficiary, person claiming under or through any Participant or beneficiary, or other person interested or concerned in connection with any Plan decision made by that member of the Committee, so long as the decision was based on any such information, report or opinion, and the Committee member relied on it in good faith.

Section 13. Effect on Other Employee Benefit Plans. Compensation accrued under this Plan will not be included in the Participant’s compensation or earnings for purposes of computing benefits under any other employee benefit plan maintained or contributed to by the Company or any Employer.

Section 14. Non-Alienation of Benefits. A Participant’s rights to Excess Benefits under the Plan cannot be granted, transferred, pledged or otherwise assigned, in whole or in part, by the voluntary or involuntary acts of any person, or by operation of law, and will not be liable or taken for any obligation of the Participant. Any attempted grant, transfer, pledge or assignment of a Participant’s rights to Plan benefits will be null and void and without any legal effect.

Section 15. Employer Liability. Each Employer is liable to pay the Plan benefits earned or accrued for its eligible employees who are Participants. With the consent of the Company’s Board of Directors (or of a duly appointed delegate of the Board of Directors), any Employer may assume any other Employer’s Plan liabilities and obligations. To the extent that an Employer assumes another Employer’s Plan liabilities or obligations, the second Employer will be released from any continuing obligation under the Plan. At the Company’s request, a Participant, former Participant or designated beneficiary will sign any documents reasonably required by the Company to effectuate the purposes of this Section 15.

Section 16. Notices. Any notice required to be given by the Company, an Employer or the Committee must be in writing and must be delivered in person, by registered mail, return receipt requested, or by regular mail, telecopy or electronic mail. Any notice given by mail will be deemed to have been given on the date it was mailed, correctly addressed to the last known address of the person to whom the notice is to be given.

Section 17. Gender, Number and Headings. Except where the context otherwise requires, in this Plan the masculine gender includes the feminine, the feminine includes the masculine, the singular includes the plural, and the plural includes the singular. Headings are inserted for convenience only, are not part of the Plan, and are not to be considered in the Plan’s construction.

Section 18. Controlling Law. The Plan will be construed according to the internal laws of Delaware to the extent they are not preempted by any applicable federal law.

Section 19. Successors. The Plan is binding on all persons entitled to benefits under it, on their respective heirs and legal representatives, on the Committee and its successor, and on any Employer and its successor, whether by way of merger, consolidation, purchase or otherwise.

Section 20. Severability. If any provision of the Plan is held to be illegal or invalid for any reason, that illegality or invalidity will not affect the remaining provisions of the Plan, and the Plan will be enforced and administered, from that point forward, as if the invalid provisions had never been part of it.

Section 21. Subsequent Changes. All benefits to which any Participant, beneficiary or other person is entitled under this Plan will be determined according to the terms of the Plan as in effect when the Participant ceases to be an employee for purposes of the Plan, and will not be affected by any subsequent changes in Plan provisions, unless the Participant again becomes an employee, or unless and to the extent the subsequent change expressly applies to the Participant, his or her beneficiary, or other person claiming through or on behalf of the Participant or beneficiary.

Section 22. Benefits Payable to Minors, Incompetents and Others. If any benefit is payable to a minor, an incompetent, or a person otherwise under a legal disability, or to a person the Committee reasonably believes to be physically or mentally incapable of handling and disposing of his or her property, the Committee has the power to apply all or any part of the benefit directly to the care, comfort, maintenance, support, education or use of the person, or to pay all or any part of the benefit to the person’s parent, guardian, committee, conservator or other legal representative, to the individual with whom the person is living, or to any other individual or entity having the care and control of the person. The Plan, the Committee, the Company and any Employer and their employees and agents will have fully discharged their responsibilities to the Participant or beneficiary entitled to a payment by making payment under this Section 22.

Section 23. Compliance with Section 409A of the Code. The Plan is intended to be operated in compliance with Section 409A of the Code. If any provision of the Plan is subject to more than one interpretation, then the Plan shall be interpreted in a manner that is consistent with Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Plan to be amended and restated in its name and behalf as of this 17th day of December , 2008.

FMC CORPORATION

By:	/s/ Kenneth R. Garrett
Kenneth R. Garrett
Vice-President of Human Resources
Its:	& Corporate Communications